Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Fiscal 2012 Results

Springfield, NJ, December 14, 2012 – Emtec, Inc. (OTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the year ended August 31, 2012, the Company reported positive Adjusted EBITDA (as defined below) of $5.8 million, which reflects growth of over 51% versus Adjusted EBITDA of $3.8 million for the year ended August 31, 2011.  Consulting and outsourcing revenue increased by 39% when compared to the year ended August 31, 2011.

Revenue increased to $224.6 million for fiscal year 2012 from $212.1 million in the fiscal year 2011, an increase of 5.9%.  Gross Profit increased by $4.9 million to $38.0 million for the year ended August 31, 2012 from $33.1 million for the year ended August 31, 2011  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, impairment charges, retention bonuses, non-essential overhead, stock-based compensation, executive recruiting fees, severance, ERP capitalized costs, , earn out liability adjustment and stock warrant expense (“Adjusted EBITDA”), was $5.8 million for the year ended August 31, 2012 versus $3.8 million for the year ended August 31, 2011.  A reconciliation of net loss to EBITDA and Adjusted EBITDA is attached to this press release.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles in the United States of America “(GAAP”).  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which in the opinion of management are necessary to reflect the underlying ongoing operations of the business. Net loss is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  The Company has made a reconciliation of net income (loss), the most closely comparable GAAP measure, to these non-GAAP measures for the years ended August 31, 2012 and 2011 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net loss or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

“We have had several successes this year that led to top line growth.  We started a multi-year outsourcing deal with a new commercial client, our Federal business posted solid growth on the top and bottom lines, and our Education business returned to growth and profitability after three quarters of difficult project delays.  We integrated our new acquisitions and spread their talent and expertise across our Company.  Several new hires in our practices have taken our Company to a new level including a new head of our offshore operations and a new application services lead.  We hired new key sales talent from other large systems integrators who bring with them years of sales experience.  Our shared services leadership was upgraded especially in our human resources, recruiting, and MIS functions. In addition we welcomed two new Financial partners to the table with PNC Business Credit and Peachtree Equity Partners joining the Emtec team in our second quarter.  I would like to thank all our partners and our associates who helped bring us back to growth in our bottom line,” said Dinesh Desai, Chairman, CEO, and President of Emtec.

Mr. Gregory Chandler, CFO added “In analyzing our financial results, we focus on Adjusted EBITDA as we frequently have significant non-cash charges running through our income statement that have little impact on the Company’s cash flows or our operations.  The impending fiscal cliff led us to lower future projections across all our business.  Even these slight changes resulted in large goodwill and intangible impairments.   However we do believe the fundamentals of the business we are focused on growing are extremely strong and we are generating more than enough cash flows to meet all of our obligations.  We have many exciting opportunities in the pipeline and our backlog is growing.  Our base business, combined with profitable acquisitions, drove our gross profit to increase by $5 million from the prior year in spite of a nearly $3 million slowdown in projects in our Education Business.  Since this business now has a strong backlog, we are in a sound position going into 2013.  In addition, the restructuring from last year and a continued focus on cost controls has enabled us to lower our SG&A costs by nearly $7.6 million from the prior year.  This was partially offset however by the SG&A from acquired businesses by about $6.7 million.  We are continuing to focus on cost control including a recently commenced $2 million reduction of costs in our Springfield facility which we intend to shut down by February of 2013.”

About Emtec:

Emtec, established in 1964, provides technology-empowered business solutions for world-class organizations in the enterprise, federal, state and local government, and education markets. With offices in 14 cities in the U.S., Canada and India, Emtec is big enough to address our client needs but small enough to care. Our local offices, highly-skilled associates, and global delivery capabilities ensure the accessibility and scale to align client’s technology solutions with their business needs. Emtec’s singular mission is to create “Clients for Life” - long-term relationships that deliver rapid, meaningful, and lasting business value. Our offerings span the entire IT lifecycle: from Consulting through Packaged, Custom, and Cloud Applications as well as a variety of Infrastructure Services.

About PNC:

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. Follow @PNCNews on Twitter for breaking news, updates and announcements from PNC.

About Peachtree Equity Partners:

Based in Atlanta, Peachtree Equity Partners provides subordinated debt and equity securities to middle market companies. Peachtree’s capital is utilized for organic growth and expansion, acquisitions, recapitalizations, and shareholder buyouts. Peachtree targets investments of $2-7 million in companies with $2-10 million of EBITDA. The principals of Peachtree founded and managed the private equity investment business of legacy Wachovia. For more information on Peachtree, please visit www.peachtreeequity.com or contact us at 404.870.8900.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended August 31,
	2012	2011	Change	%
Revenues
Consulting and outsourcing	103,438	74,538	28,900	38.8%
Procurement services	121,135	137,609	(16,474)	(12.0)%
Total Revenues	224,573	212,147	12,426	5.9%

Cost of Revenues
Cost of consulting and outsourcing	80,132	55,695	24,437	43.9%
Cost of procurement services	106,420	123,385	(16,965)	(13.7)%
Total Cost of Revenues	186,552	179,080	7,472	4.2%

Gross Profit
Consulting and outsourcing	23,306	18,843	4,463	23.7%
Consulting and outsourcing %	22.5%	25.3%

Procurement services	14,715	14,224	491	3.5%
Procurement services %	12.1%	10.3%

Total Gross Profit	38,021	33,067	4,954	15.0%
Total Gross Profit %	16.9%	15.6%

Operating expenses:
Selling, general, and administrative expenses	32,467	33,346	(879)	(2.6)%
Retention bonuses to former owners of acquired entities	884	1,040	(156)	(15.0)%
Non cash operating expenses
Stock-based compensation	420	514	(94)	(18.3)%
Warrant liability adjustment	890	57	833	1461.4%
Earnout liability adjustment	557	-	557	NA
Impairment of identifiable intangible assets	4,132	-	4,132	NA
Impairment of goodwill	5,295	200	5,095	2547.5%
Depreciation and amortization	5,304	3,387	1,917	56.6%
Total operating expenses	49,949	38,544	11,405	29.6%
Percent of revenues	22%	18%
Operating loss	(11,928)	(5,477)	(6,451)	117.8%
Percent of revenues	(5.3)%	(2.6)%

Other expense (income):
Interest income – other	(102)	(23)	(79)	343.5%
Interest expense	3,298	1,110	2,188	197.1%
Other	(117)	57	(174)	(305.3)%

Loss before income tax benefit	(15,007)	(6,621)	(8,386)	126.7%
Income tax benefit	(2,584)	(2,371)	(213)	9.0%
Net loss	$(12,423)	$(4,250)	$(8,173)	192.3%
Percent of revenues	(5.5)%	(2.0)%

EMTEC, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
Year Ended August 31,

	2012	2011	Change
Net income (loss)	$(12,423)	$(4,250)	$(8,173)
Interest expense	3,298	1,110	2,188
Income taxes	(2,584)	(2,371)	(213)
Depreciation and amortization	5,304	3,387	1,917
EBITDA	(6,405)	(2,124)	(4,281)

Retention bonuses (1)	884	1,040
Elimination of non-essential overhead	-	3,796
Stock based compensation (2)	420	612
Executive recruiting (3)	-	156
Severance	13	831
ERP capitalized costs (4)	-	(735)
Earnout liability adjustment (5)	557	-
Warrant expense (6)	890	57
Impairment of identifiable intangible assets (7)	4,132	-
Impairment of goodwill (7)	5,295	200
Total Adjustments (8)	12,190	5,957
Adjusted EBITDA	$5,785	$3,833	$1,953

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company’s acquisition of Emerging Solutions (Gnuco), Dinero, Luceo, EBAS/Aveeva, SDI and EMS, a company of which certain assets were acquired through Koan-IT US.

2) Stock based compensation for the years ended August 31, 2012 and 2011, was $420,000 and $612,000, of which $98,000 is reflected in selling, general and administrative expenses for the year ended August 31, 2011.

3) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.

4) Capitalization of internal resource costs associated with the implementation of a new ERP system in FY 2011.

5) Non Cash adjustment of future contingent earnout liabilities in connection with the acquisitions of SDI, Dinero, Covelix, and Emerging.  The earnout liabilities were recorded at fair value based on valuation models which utilize relevant factors such as expected life and estimated probabilities of the acquisitions achieving the performance targets throughout the earnout periods.  These earnout liabilities are reassessed each reporting period and can result in recording additional income or expense.

6)  Expense or income related to the stock warrants issued to our majority stockholder in August 2010, as well as the stock warrant issued in connection with the subordinated debt financing in August 2011 and December 2011. These warrants are “marked-to-market” each reporting period, which can result in fluctuations in non cash income or expense in future periods.

7) Impairment of goodwill and identifiable intangibles is a non-cash charge that was recorded in connection with our annual goodwill impairment testing in the 4th quarter in fiscal 2012. In 4th quarter of fiscal 2011 we recorded an impairment charge associated with the acquisition that ceased operation.

8) In addition to the adjustments described above, the Company has not made adjustments for merger and acquisition related costs. The Company may incur similar costs in future periods.  The company recorded merger and acquisition related costs of $257,000 and $542,000 for the years ended August 31, 2012 and 2011, respectively.  Effective September 1, 2009, the Company adopted the new standard for accounting for business combinations in accordance with ASC 805 "Business Combinations."